Exhibit 99.2

Agios Updates 2016 Financial Guidance

- $200 Million Upfront Payment from Celgene for New Metabolic Immuno-Oncology

Collaboration -

- Agios Expects 2016 Ending Cash Position of More than $390 Million -

- Investor Conference Call Today at 5 p.m. ET -

CAMBRIDGE, MA, May 17, 2016 — Agios Pharmaceuticals, Inc. (NASDAQ: AGIO) today updated financial guidance for the full year 2016 following today’s joint announcement that Agios and Celgene have established a new collaboration in metabolic immuno-oncology. As part of this new agreement, Agios will receive an upfront cash payment of $200 million.

Additionally, Agios and Celgene modified certain rights from their 2010 collaboration (the “2010 Agreement”). First, Agios, which previously held U.S. rights for AG-120, gained global development and commercialization rights to the program from Celgene. Second, the companies allocated rights to two cancer metabolism programs discovered under the 2010 Agreement, which will advance under the structure of the new research collaboration. Agios will host a conference call for investors at 5 p.m. ET today to discuss these announcements.

As a result of the $200 million upfront payment related to this new collaboration, Agios’ pro forma cash balance as of March 31, 2016 was $556 million. Agios now expects to end 2016 with more than $390 million of cash, cash equivalents and marketable securities. This revised cash guidance takes into account full ownership of AG-120 as of August 15, 2016. The company expects that its cash, cash equivalents and marketable securities would be sufficient to fund its operating expenses and capital expenditure requirements through mid-2018.

AGIOS CONFERENCE CALL INFORMATION

Agios will host a conference call and live webcast with slides for investors today at 5 p.m. ET. To participate in the conference call, please dial (877) 377-7098 (domestic) or (631) 291-4547 (international) and refer to conference ID 15115720. The live webcast can be accessed under “Events & Presentations” in the Investors & Media section of the company’s website at www.agios.com. The archived webcast will be available on the company’s website beginning approximately two hours after the event.

About Agios

Agios is focused on discovering and developing novel investigational medicines to treat cancer and rare genetic metabolic disorders through scientific leadership in the field of cellular metabolism. In addition to an active research and discovery pipeline across both therapeutic areas, Agios has multiple first-in-class investigational medicines in clinical and/or preclinical development. All Agios programs focus on genetically identified patient populations, leveraging our knowledge of metabolism, biology and genomics. For more information, please visit the company’s website at www.agios.com.

Agios Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the potential benefits of, and plans relating to, Agios’ collaborations with Celgene; the potential of IDH1/IDH2 as therapeutic targets; the potential benefits of Agios’ product candidates targeting IDH1/IDH2 or other genetic mutations, including AG-221, AG-120, and AG-881; its financial guidance regarding the amount of cash, cash equivalents and marketable securities that the company will have as of December 31, 2016; and the benefit of Agios’ strategic plans and focus. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “would,” “could,” “potential,” “possible,” “hope” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from Agios’ current expectations and beliefs. For example, there can be no guarantee that any product candidate Agios is developing will successfully commence or complete necessary preclinical and clinical development phases, or that development of any of Agios’ product candidates will successfully continue. There can be no guarantee that any positive developments in Agios’ business will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other important factors, including: Agios’ results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Agios’ ability to obtain and maintain requisite regulatory approvals and to enroll patients in its planned clinical trials; unplanned cash requirements and expenditures; competitive factors; Agios’ ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing; Agios’ ability to maintain key collaborations, such as its agreements with Celgene; and general economic and market conditions. These and other risks are described in greater detail under the caption “Risk Factors” included in Agios’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, and other filings that Agios may make with the Securities and Exchange Commission in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Agios expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS

Agios Pharmaceuticals:

Kendra Adams, 617-844-6407

Senior Director, Investor & Public Relations

Kendra.Adams@agios.com

Renee Leck, 617-649-8299

Senior Manager, Investor & Public Relations

Renee.Leck@agios.com